UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2015

DEMAND MEDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1655 26th Street Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 394-6400

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2015, Shawn Colo notified the Board of Directors (the “Board”) of Demand Media, Inc. (the “Company”) that he will be resigning from his position as President of the Company and as a member of the Board, each effective as of the close of business on February 20, 2015, in order to pursue other opportunities. Mr. Colo’s resignation did not arise as a result of any disagreement with the Company or its independent registered public accounting firm. In connection with his resignation and upon Mr. Colo’s execution, delivery and non-revocation of a general release of claims against the Company, the Company will pay Mr. Colo $29,180, which amount reflects the cash component of his annual bonus for fiscal year 2014 calculated in a manner commensurate with other similarly situated executives of the Company.

On February 13, 2015, Gaurav Bhandari also notified the Board of his resignation as a member of the Board, effective as of the close of business on February 20, 2015. Mr. Bhandari’s resignation did not arise as a result of any disagreement with the Company or its independent registered public accounting firm.

Item 5.03                                       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 13, 2015, in accordance with Section 3.2 of the Company’s Amended and Restated Bylaws, the Board adopted a resolution to reduce the number of directors serving on the Company’s Board from nine (9) to seven (7), effective as of February 20, 2015.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2015	DEMAND MEDIA, INC.

	By:	/s/ Daniel Weinrot
Daniel Weinrot
Executive Vice President, General Counsel and Secretary

3